Exhibit 99.1

NEWS RELEASE

MIDWEST HOLDING INC. ANNOUNCES PROMOTIONS

January 15, 2013…FOR IMMEDIATE RELEASE….Lincoln, Nebraska-based Midwest Holding Inc., a diversified financial services holding company, announced several promotions, effective immediately.

The Company’s Board of Directors named Travis R. Meyer, 39, Vice-Chairman. Meyer, one of the Company’s founders, had served as President since the company’s beginning in 2003. He is a former professional baseball player who has served as Marketing Director for several life insurance companies. Meyer oversaw the capital-raise that funded the Company’s start up and has overseen sales activities of its life insurance subsidiaries since 2009.

Mark A. Oliver, 54, was named Chief Executive Officer. He previously served as Vice President and Treasurer of Midwest and CEO of its life insurance subsidiaries. Oliver has more than 30 years experience in the life insurance industry. Before joining Midwest in 2009, he served as President and Chief Corporate Officer of Citizens, Inc., a NYSE listed financial services holding company. He has significant experience in mergers and acquisitions as well as financial management of life insurance companies.

Chance M. Klasek, 28, was promoted to Vice President, Financial Reporting. He joined Midwest in 2011 and oversees all financial reporting for the Company and its subsidiaries. Previously, Klasek worked for KPMG, LLP as a Senior Auditor. He holds a Masters Degree in Business Administration from the University of Nebraska, Kearney; and is a licensed Certified Public Accountant.

Michael T. Mason, 42, was named Vice President and Controller. Mason joined Midwest during 2012 after serving as Controller of WINhealth Partners, a Wyoming HMO organization. A Certified Public Accountant, Mason has over 20 years of financial, accounting and management experience in multiple industries. He oversees the daily operations of the Company and its subsidiaries. He holds an MBA and a Bachelor of Science degree in Business Administration.

Todd C. Boeve, 44, was named Vice President, Agency and Corporate Secretary. Boeve joined the Company in January, 2010. He has served in various capacities during his tenure, most recently as Agency Secretary, charged with the management of the various marketing activities of the Company and its subsidiaries. A former PGA Golf Professional, Mr. Boeve was Director of Golf at Lincoln’s Firethorn Golf Club before joining Midwest. Previously, he served as First Assistant Golf Professional at Prairie Dunes Country Club in Hutchinson, Kansas. He is a graduate of Fort Hays State University in Hays, Kansas with a BA in Communications.

Allison J. Fredericks, 35, formerly the Company’s Director of Human Resources, was named Vice President, Director of HR. Fredericks also serves as President of Hot Dot, Inc., a subsidiary of Midwest. She has a Bachelors of Science Degree in Business Management from Ohio State University. Prior to joining Midwest in 2010, she held various positions in Human Resources and Management at Sensotec, a division of Honeywell, Security Benefit Group and Kid Stuff Marketing. She is responsible for the management of the Human Resources function for the Company and all subsidiaries.

“We are blessed as an organization to have the type of capable individuals represented by this group,” said Rick D. Meyer, Chairman of Midwest. “When you have great people, it’s exciting to watch them grow and develop. Fortunately, Midwest continues to grow and provide opportunities for those who have prepared themselves for the challenges that lie ahead,” he said. “We are excited to be building a Nebraska-based Company that is expanding its presence around the world.”

Midwest’s focus is to own and develop life insurance companies. Its primary subsidiary is American Life and Security Corporation, whose headquarters are also located in Lincoln, NE. Additionally, it owns or controls three other life insurance companies in the United States and serves as a licensed Third-Party Administrator for life insurance companies. Formed in Lincoln, Nebraska, Midwest has more than 5,500 shareholders today.

For Further Information:

Joel R. Mathis
Investor Relations
Midwest Holding Inc.
402-489-8266
 Jmathis@midwestholding.com
www.midwestholding.com